Exhibit (h)(7)

NORTHWESTERN MUTUAL SERIES FUND, INC.

November 15, 2006

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Re:	Agreement to Waive Mason Street Advisors, LLC Investment Advisory Fees Relating to the Franklin Templeton International Equity Portfolio

Gentlemen:

This letter constitutes an agreement between Mason Street Advisors, LLC (“MSA”) and Northwestern Mutual Series Fund, Inc. (“NMSF”) by and between each of the parties hereto regarding the Investment Advisory Fee for the Franklin Templeton International Equity Portfolio (“Portfolio”). Effective as of the date set forth above, and ending on May 1, 2008 (unless renewed or superseded by the parties hereto), MSA agrees to waive its Investment Advisory Fee such that its management is as follows:

Assets	Fee
Up to $50 million	0.80%
$50 million - $1 billion	0.60%
Excess over $1.5 billion	0.58%

Very truly yours,

NORTHWESTERN MUTUAL SERIES FUND, INC.

By:	/s/ Kate Fleming
Name:	Kate M. Fleming
Title:	Vice President

Agreed to and accepted:

MASON STREET ADVISORS, LLC

By:	/s/ Mark Doll
Name:	Mark G. Doll
Title:	President